Exhibit 99.1

UNITED RENTALS REPORTS SECOND QUARTER RESULTS AND RAISES 2004 OUTLOOK

GREENWICH, Conn. – July 21, 2004 – United Rentals, Inc. (NYSE: URI) today reported second quarter revenues of $776.0 million, an increase of 6.6% compared with $728.1 million for the second quarter of 2003. Operating income for the second quarter of 2004 was $107.1 million, an increase of 13.2% compared with $94.6 million for the second quarter of 2003. Adjusted net income for the second quarter of 2004 was $41.5 million and adjusted diluted earnings per share was $0.42 compared with net income of $23.4 million and diluted earnings per share of $0.25 for the second quarter of 2003. After recognizing a $6.5 million charge, net of tax, relating to the debt refinancing completed in the second quarter of 2004, the company reported GAAP net income of $35.0 million and GAAP diluted earnings per share of $0.36.

Dollar utilization for the second quarter of 2004 was 60.1%, an increase of 2.0 percentage points from the second quarter of 2003. The size of the rental fleet, as measured by the original equipment cost, was $3.7 billion at the end of the second quarter of 2004 and the age of the rental fleet was 39 months.

For the first half of 2004, the company reported revenues of $1.42 billion, an increase of 7.6% compared with $1.32 billion for the first half of 2003. Adjusted operating income for the first half of 2004 was $147.0 million compared with operating income of $134.9 million for the first half of 2003. Adjusted net income for the first half of 2004 was $35.6 million and adjusted diluted earnings per share was $0.36 compared with net income of $14.7 million and diluted earnings per share of $0.16 for the first half of 2003.

General Rentals Segment

The general rentals segment includes the rental of more than 600 types of construction, aerial, industrial and homeowner equipment as well as related services and activities. General rentals segment revenues accounted for 92% of total revenues in the first half of 2004.

Second quarter 2004 revenues for the general rentals segment were $709.4 million, an increase of 11.9% compared with $634.1 million for the second quarter of 2003. Rental rates for the second quarter increased 7.9% and same-store rental revenues increased 9.6% from the second quarter of 2003. Rental revenues generated by sharing equipment between branches improved to 13.2% in the second quarter of 2004, compared with 12.4% in the second quarter of 2003. Segment operating income was $118.3 million for the second quarter of 2004, an increase of 33.6% compared with $88.5 million for the second quarter of 2003.

First half 2004 revenues for the general rentals segment were $1.31 billion, an increase of 11.6% compared with $1.17 billion for the first half of 2003. Rental rates for the first half increased 6.9% and same-store rental revenues increased 9.1% from the first half of 2003. Segment operating income was $172.0 million for the first half of 2004, an increase of 25.3% compared with $137.2 million for the first half of 2003.

Traffic Control Segment

The traffic control segment includes the rental of equipment for controlling traffic as well as related services and activities.

Second quarter 2004 revenues for the traffic control segment were $66.6 million compared with $94.0 million for the second quarter of 2003, a decline of $27.4 million. Same-store rental revenues in the second quarter declined 32.9% from the second quarter of 2003. The segment operating loss for the second quarter was $11.2 million compared with segment operating income of $6.1 million for the second quarter of 2003, a decline of $17.3 million.

First half 2004 revenues for the traffic control segment were $112.0 million compared with $147.1 million for the first half of 2003, a decline of $35.1 million. Same-store rental revenues in the first half declined 25.4% from the first half of 2003. The segment operating loss for the first half was $25.0 million compared with the segment operating loss of $2.4 million for the first half of 2003, a decline of $22.6 million.

CEO Comments and Outlook

Wayland Hicks, chief executive officer said, “Our adjusted diluted earnings per share this quarter were up 68% from last year’s second quarter and exceeded our expectations. These results reflected the strong operating performance in our general rentals segment and a substantial reduction in interest expense due to recent refinancings, partially offset by disappointing results in traffic control.

“In general rentals, the 11.9% increase in total revenues included a 9.6% increase in same store rental revenues, which was largely driven by our success in raising rental rates by 7.9%. This performance significantly outpaced our principal end market, private non-residential construction, which was up only slightly during the first five months of 2004. The impact of the revenue growth on profitability was enhanced by our operating leverage, resulting in general rentals operating income growth of 33.6%.”

Hicks continued, “As a result of our positive rental rate trend and lower interest expense, we are raising our full year outlook for diluted earnings per share, excluding charges, to $1.20 from the previous range of $1.00 to $1.10.”

GAAP Results and Other Information

The adjusted net income data for the second quarter of 2004 excludes a $6.5 million charge, net of tax, relating to the debt refinancing completed in the second quarter of 2004. After taking into account this excluded item, the company reported GAAP net income of $35.0 million and GAAP diluted earnings per share of $0.36 for the second quarter of 2004.

The adjusted net income data for the first half of 2004 excludes $101.7 million of charges, net of tax, relating to the debt refinancings completed in the first and second quarters of 2004 and a $5.5 million charge, net of tax ($7.0 million, pre-tax), for the vesting of restricted shares granted to executives in 2001. The adjusted operating income data for the first half of 2004 excludes the $7.0 million pre-tax charge for the vesting of restricted shares. The company reported GAAP results for the first half of 2004 as follows: operating income of $140.0 million, a net loss of $71.6 million, and a loss per share of $0.93.

The segment operating income and loss data for the first half of 2004 does not reflect the $7.0 million charge for the vesting of restricted shares, which has not been allocated to any segment.

The projected results above for 2004 exclude the first half charges described above and any non-cash goodwill write-offs and other special charges that may be required.

For additional information on the items excluded from the historical results, a GAAP reconciliation follows the financial schedules.

Conference Call

United Rentals will hold a conference call with Wayland Hicks, chief executive officer, and John Milne, president and chief financial officer, today, Wednesday, July 21, at 11:00 a.m. Eastern Daylight Time. The conference will be available live by audio webcast at www.unitedrentals.com, where it will be archived.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in North America, with an integrated network of more than 730 rental locations in 47 states, seven Canadian provinces and Mexico. The company’s 13,300 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of $3.7 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Connecticut. Additional information about United Rentals is available at www.unitedrentals.com.

Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates” or the negative thereof or comparable terminology, or by discussions of strategy or outlook. The company’s business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the company’s products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the company may not have access to capital that it may require, (4) any companies that United Rentals acquires could have undiscovered liabilities and may be difficult to integrate and (5) costs may increase more than anticipated. These risks and uncertainties, as well as others, are discussed in greater detail in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

# # #

Contact:

Chuck Wessendorf

VP, Investor Relations and

Corporate Communications

United Rentals, Inc.

(203) 618-7318

cwessendorf@ur.com

UNITED RENTALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share data)

	Three Months Ended June 30				Six Months Ended June 30

	2004	2003	% Growth		2004	2003	% Growth
Revenues
Equipment rentals	$569.6	$550.4	3.5%		$1,036.9	$994.0	4.3%
Sales of rental equipment	55.5	41.5	33.7%		110.9	76.6	44.8%
Sales of equipment and contractor supplies and other revenues	150.9	136.2	10.8%		272.9	249.3	9.5%

Total revenues	776.0	728.1	6.6%		1,420.8	1,319.9	7.6%

Cost of revenues
Cost of equipment rentals, excluding depreciation	293.7	297.1	(1.1%	)	558.5	549.5	1.6%
Depreciation of rental equipment	92.7	82.4	12.5%		183.5	163.2	12.4%
Cost of rental equipment sales	39.8	27.7	43.7%		77.2	50.9	51.6%
Cost of equipment and contractor supplies sales and other operating expenses	109.5	97.8	11.9%		197.1	179.3	10.0%

Total cost of revenues	535.6	505.0	6.1%		1,016.3	942.9	7.8%

Gross profit	240.4	223.1	7.8%		404.5	377.1	7.3%

Selling, general and administrative expenses	117.6	111.6	5.4%		232.4	208.3	11.5%
Non-rental depreciation and amortization	15.7	16.9	(7.0%	)	32.1	33.8	(5.1%	)

Operating income	107.1	94.6	13.2%		140.0	134.9	3.8%

Interest expense	38.0	58.1	(34.6%	)	87.5	112.7	(22.3%	)
Other (income) expense, net	12.6	(1.5)	*		173.5	(1.6)	*

Income (loss) before provision (benefit) for income taxes	56.6	38.1	48.7%		(121.0)	23.8	*

Provision (benefit) for income taxes	21.6	14.7	46.9%		(49.4)	9.1	*

Net income (loss)	$35.0	$23.4	49.5%		$(71.6)	$14.7	*

Income (loss) available to common stockholders per share—basic	$0.45	$0.30	50.0%		$(0.93)	$0.19	*

Income (loss) available to common stockholders per share—diluted	$0.36	$0.25	44.0%		$(0.93)	$0.16	*

Weighted average shares outstanding:

Basic	77.4	77.0	0.5%		77.3	76.9	0.6%
Diluted	98.1	95.0	3.3%		98.5	94.5	4.3%

*	Not meaningful

    Columns may not add due to rounding

UNITED RENTALS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions)

	June 30 2004	December 31 2003
ASSETS

Cash and cash equivalents	$72.4	$79.4
Accounts receivable, net	495.1	499.4
Prepaid expenses and other assets	245.0	224.2
Rental equipment, net	2,140.7	2,071.5
Property and equipment, net	416.4	406.6
Goodwill and other intangible assets, net	1,463.7	1,441.0

	$4,833.3	$4,722.1

LIABILITIES & STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable	$252.6	$150.8
Debt	2,868.1	2,817.1
Subordinated convertible debentures	221.6	221.6
Deferred taxes	119.7	165.1
Accrued expenses and other liabilities	295.6	226.6

Total liabilities	3,757.6	3,581.2

Stockholders’ equity	1,075.7	1,140.9

	$4,833.3	$4,722.1

Segment Performance

The following table reflects the performance of our two business segments, general rentals and traffic control.

	Three Months Ended June 30				Six Months Ended June 30

	(in millions)

	2004	2003	% Growth		2004	2003	% Growth
Total revenues

Traffic control	$66.6	$94.0	(29.1%	)	$112.0	$147.1	(23.8%	)
General rentals and other	709.4	634.1	11.9%		1,308.7	1,172.8	11.6%

Total revenues	$776.0	$728.1	6.6%		$1,420.8	$1,319.9	7.6%

Segment operating income
Traffic control	$(11.2)	$6.1	*		$(25.0)	$(2.4)	*
General rentals and other	118.3	88.5	33.6%		172.0	137.2	25.3%

Segment operating income	107.1	94.6	13.2%		147.0	134.9	9.0%

Vesting of restricted stock granted to executives in 2001	—	—			(7.0)	—

Operating income	107.1	94.6			140.0	134.9

Interest expense	38.0	58.1			87.5	112.7
Other (income) expense, net	12.6	(1.5)			173.5	(1.6)

Income (loss) before provision (benefit) for income taxes	$56.6	$38.1			$(121.0)	$23.8

* Not meaningful

Columns may not add due to rounding

GAAP Reconciliation

1.	Our results for the three and six months ended June 30, 2004 reported in the press release have been adjusted to exclude certain charges. We provide this adjusted data because we believe that this data may be useful to investors in analyzing the period-to-period changes in our results that are attributable to changes in business conditions. The table below reconciles the as adjusted results with our results in accordance with generally accepted accounting principles (“GAAP”) for the three and six months ended June 30, 2004 (in millions, except per share amounts):

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Operating Income

Operating income (GAAP)	$107.1	$94.6	$140.0	$134.9
Vesting of restricted stock granted to executives in 2001	—	—	7.0	—

Operating income, as adjusted	$107.1	$94.6	$147.0	$134.9

Net Income/(Loss)

Net income (loss) (GAAP)	$35.0	$23.4	$(71.6)	$14.7

Refinancing costs, net of tax	6.5	—	101.7	—
Vesting of restricted stock granted to executives in 2001, net of tax	—	—	5.5	—

Net income (loss), as adjusted	$41.5	$23.4	$35.6	$14.7

Earnings (Loss) Per Diluted Share *

Earnings (loss) per diluted share	$0.36	$0.25	$(0.93)	$0.16

Refinancing costs, net of tax	0.07	—	1.32	—
Vesting of restricted stock granted to executives in 2001, net of tax	—	—	0.07	—

Earnings (loss) per diluted share, as adjusted	$0.42	$0.25	$0.36	$0.16

*	Earnings per diluted share, as adjusted, is calculated on a fully diluted shares basis, whereas the GAAP net loss per share and the charges per share amounts are calculated on a basic shares basis.

Columns may not add due to rounding

2.	Our EBITDA (adjusted as described below) was $214.0 million and $195.4 million during the second quarter of 2004 and 2003, respectively, and $361.3 million and $333.5 million during the first six months of 2004 and 2003, respectively. EBITDA is generally defined as net income plus interest expense, income taxes and depreciation and amortization. However, our EBITDA for the second quarter and first six months of 2004 have been adjusted to exclude certain charges. These charges relate to the vesting of restricted shares granted to executives in 2001 ($7.0 million, pre-tax, in the six month period of 2004) and debt refinancing costs ($172.2 million, pre-tax, in the six month period of 2004 and $11.1 million, pre-tax, in the second quarter of 2004). EBITDA is presented to provide additional information concerning our ability to meet future debt service obligations and capital expenditure and working capital requirements. However, EBITDA is not a measure of financial performance or liquidity under GAAP. Accordingly, EBITDA should not be considered an alternative to net income or cash flow from operating activities as indicators of our operating performance or liquidity. The table below provides a reconciliation between cash flow from operating activities and EBITDA (adjusted as described above) for the periods indicated:

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003

	(in millions)

Net cash provided by operating activities	$156.5	$97.5	$359.0	$180.1

Gain on sales of rental equipment	15.7	13.8	33.7	25.6

Interest expense	38.0	58.1	87.5	112.7

Provision (benefit) for income taxes	21.6	14.7	(49.4)	9.1

Change in deferred taxes	(21.6)	(9.6)	49.4	(4.8)

Change in operating assets and liabilities and other	3.8	20.9	(118.9)	10.8

EBITDA, as adjusted	$214.0	$195.4	$361.3	$333.5

3.	We define “free cash flow” as (i) net cash provided by operating activities plus proceeds from sales of rental equipment less (ii) aggregate expenditures for purchase of rental equipment and other property and equipment. Our free cash flow was $23.7 million and $(39.3) million during the second quarter of 2004 and 2003, respectively, and $110.4 million and $(33.0) million during the first six months of 2004 and 2003, respectively. Free cash flow is presented to provide additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as indicators of our operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow for the periods indicated:

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003

	(in millions)

Net cash provided by operating activities	$156.5	$97.5	$359.0	$180.1

Purchases of rental equipment	(169.2)	(163.2)	(321.7)	(265.7)

Purchases of property and equipment	(19.1)	(15.1)	(37.8)	(24.0)

Proceeds from sales of rental equipment	55.5	41.5	110.9	76.6

Free cash flow	$23.7	$(39.3)	$110.4	$(33.0)